SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):

                                January 14, 2002

                               eMagin Corporation

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             (Exact name of registrant as specified in its charter)


              Delaware                                 000-24757                              56-1764501
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   (State or Other Jurisdiction of              (Commission File Number)            (I.R.S. Employer Identification
           Incorporation)                                                                       Number)

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          2070 Route 52, Hopewell Junction, New York 12533 (Address of
                     principal executive offices) (zip code)

                                 (845) 892-1900
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              (Registrant's telephone number, including area code)
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ITEM 5. OTHER EVENTS.

     On January 14, 2002 (the "Closing Date"), eMagin Corporation ("eMagin" or the "Company") entered into a series of transaction documents (collectively, the "Transactions") to facilitate: (i) an additional funding of $1,000,000 (the "Additional Funding") to eMagin by a private investor under the existing Secured Note Purchase Agreement, previously entered into by eMagin and an investor group named on Schedule A therein (the "Initial Investors") and dated as of November 27, 2001 and amended as described herein (the "Purchase Agreement"), (ii) the repayment (the "Repayment") in full using the proceeds of the Additional Funding of three secured convertible notes held by certain Initial Investors with an aggregate principal amount of $250,000, such notes previously issued under the Purchase Agreement and in default pursuant to a monthly expenditure requirement contained under Section 8(k) therein, and (iii) a repricing of the conversion rate of the outstanding secured convertible notes into common stock of the Company and the exercise price of the Warrants held by certain Initial Investors not subject to the Repayment (the "Continuing Investors") and the issuance of certain additional warrants to the Continuing Investors in return for the consent of the Continuing Investors to certain amendments to and waivers under (including a waiver to the default described above) such secured convertible notes and the Purchase Agreement. The terms of the existing Secured Note Purchase Agreement were amended to permit the Transactions.

     In return for the Additional Funding, the private investor referred to above received two secured convertible notes, with an aggregate principal amount of $300,000 and $700,000, respectively, and related warrants, with each such note and warrant issued pursuant to the terms of the Purchase Agreement. The full amount of the outstanding secured convertible notes, after giving effect to the Transactions described above, have an aggregate principal amount of $1,625,000, and are secured by a general security interest in the assets of eMagin pursuant to the terms of a Security Agreement (the "Security Agreement") dated November 20, 2001.

     The outstanding secured convertible notes (the "Notes") are due August 30, 2002 and bear interest at 9% per annum (payable at maturity or on the effective date of an early termination). Pursuant to the Transactions, the conversion terms of the Notes were adjusted so that the Notes are convertible into common stock of eMagin at a rate of $0.5264 per share. The conversion of the Notes into eMagin common stock is mandatory upon the issuance of a minimum of $10,000,000 of convertible debt or equity securities by the Company prior to the maturity of the secured notes and require registration under the Securities Act of 1933 of the underlying common stock to be issued pursuant to such conversion. The holders of the Notes may convert the Notes and accrued interest into common stock of eMagin at any time. Upon a change in control of eMagin, eMagin may call the Notes and purchase the entire aggregate principal amount thereof at a price equal to 250% of the principal amount plus accrued and unpaid interest. If eMagin does not call the Notes within thirty (30) days of a change in control, the holders may require the Company to purchase the Notes at a price equal to 250% of the aggregate principal amount of such Notes.

     Pursuant to the terms of the Transactions, the exercise price of the outstanding warrants held by the Continuing Investors (the "Warrants") issued in connection with the Notes was adjusted to $0.5469 per share and are exercisable for a period of three (3) years from the date of the Transactions. The Initial Investors whose secured convertible notes were cancelled pursuant to the Repayment retained the warrants previously issued to them under the Purchase Agreement. All of the outstanding warrants issued under the Purchase Agreement, including those issued pursuant to the Transactions described above, are exercisable for an aggregate of up to 1,954,944 shares of common stock of eMagin.

     The foregoing is not intended to be a full and complete description of the Transactions. Terms of the Transactions are more fully described in the copies of the Waiver Agreement; Omnibus Amendment,

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Waiver and Consent Agreement;  and the two Subscription  Agreements  attached as exhibits to this Form 8-K. Reference is also made to the Secured Note Purchase Agreement, the form of Secured Convertible Promissory Note, the form of Stock Purchase Warrant, the Registration Rights Agreement, and the Security Agreement attached as exhibits to the Form 8-K previously filed by the Company on December 18, 2001.

     The Company disseminated the attached press release on January 15, 2002, announcing the Transactions and the rehiring of certain previously laid-off employees. It was further announced that Mr. Edward Flynn has been appointed as the new Chief Financial Officer of eMagin. Mr. Flynn has been with eMagin in senior management positions for over 8 years, most recently as Treasurer. Previously, Mr. Flynn was employed by the IBM Company for over 29 years. Mr. Flynn replaces Mr. Andrew Savadelis, who has ceased to be employed by the Company.



ITEM 7.           EXHIBITS.

                  Exhibit
                  Number      Description

                  4.1         Waiver Agreement dated January 14, 2002.

                  4.2 Subscription Agreement for $300,000 investment dated January 14, 2002 by and between eMagin Company and Mr. Mortimer D.A. Sackler.

                  4.3 Omnibus Amendment, Waiver and Consent Agreement dated January 14, 2002.

                  4.4 Subscription Agreement for $700,000 investment dated January 14, 2002 by and between eMagin Company and Mr. Mortimer D.A. Sackler.

                  99.1 Press Release of the Company dated January 15, 2002, announcing an increase in the convertible financing and rehiring of certain previously laid-off employees.





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                                    SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              EMAGIN CORPORATION



                                              By:/s/ Edward V. Flynn
                                                 -------------------------------
                                                 Name:   Edward V. Flynn
                                                 Title:  Chief Financial Officer

Dated: January 28, 2002